Exhibit 99.1

          Insight Communications Announces Third Quarter 2005 Results

     NEW YORK--(BUSINESS WIRE)--Nov. 2, 2005--Insight Communications Company (NASDAQ:ICCI) today announced financial results for the quarter ended September 30, 2005.

     Third Quarter Highlights

     --   Revenue of $279.0 million, an increase of 11% over Q3 2004

     -- Operating Income before Depreciation and Amortization* of $116.0 million, an increase of 10% over Q3 2004

     --   Capital expenditures of $51.1 million

     --   Free Cash Flow* of $30.7 million

     -- Total Customer Relationships of 1,334,200, compared to 1,330,300 for Q3 2004

     --   Total RGUs of 2,281,000, an increase of 9% from Q3 2004, comprised of:


          -- High-speed Internet customer net gain of 47,900, an increase of 27% over Q3 2004 net additions. Total HSI customers at quarter end were 439,200, a penetration of 19% of HSI homes passed.

          -- Basic customer net gain of 13,800, an increase of 12,600 customers over Q3 2004 net additions, resulting in 1,271,000 basic customers at quarter end

          -- Digital customer net gain of 29,100, an increase of 37% over Q3 2004 net additions, increasing digital customers to 489,900 at quarter end. Digital penetration was 40% of the company's Digital Universe.

          -- Telephone customer net gain of 7,400, bringing total telephone customers to 80,900 at quarter end and penetration to 10% of marketable homes passed

     -- As of September 30, 2005, 97% of the company's customers were passed by two-way, 750 MHz or higher capacity upgraded network

     Operating Results for the Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004

     Revenue for the three months ended September 30, 2005 totaled $279.0 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services, as well as basic rate increases. High-speed Internet service revenue increased 46% over the prior year, which is mainly attributable to an increased customer base. Insight added a net 47,900 high-speed Internet customers during the quarter to end at 439,200 customers.


* See explanation of these Non-GAAP measures on page 5.

     In addition, digital service revenue increased 10% over the prior year due to an increased customer base. Insight added a net 29,100 digital customers during the quarter to end at 489,900 customers.
     Basic cable service revenue increased 3% due to basic rate increases partially offset by customer losses over the last twelve months. Insight is increasing its customer retention efforts by emphasizing bundling, enhancing and differentiating its video services and providing video-on-demand, high definition television and digital video recorders. The company is also continuing to focus on improving customer service through higher service levels, increased education of product offerings and increased spending on marketing and sales efforts.

     Revenue by service offering was as follows for the three months ended September 30 (dollars in thousands):


                         Revenue by Service Offering
                    --------------------------------------  ----------
                      Three              Three
                      Months             Months
                      Ended              Ended
                    September   % of    September  % of
                        30,     Total      30,     Total     % Change
                       2005     Revenue   2004     Revenue  in Revenue
                    ---------- -------- --------- --------  ----------
Basic                $148,393     53.2% $143,918     57.4%        3.1%
High-Speed Internet    49,677     17.8%   33,955     13.5%       46.3%
Digital                27,300      9.8%   24,872      9.9%        9.8%
Advertising            18,416      6.6%   15,725      6.3%       17.1%
Premium                13,215      4.7%   13,694      5.5%      (3.5)%
Telephone               9,020      3.2%    3,829      1.5%      135.6%
Franchise fees          7,681      2.8%    7,183      2.9%        6.9%
Other                   5,284      1.9%    7,340      3.0%     (28.0)%
                    ---------- -------- --------- --------  ----------
Total                $278,986    100.0% $250,516    100.0%       11.4%
                    ========== ======== ========= ========  ==========


     Total Customer Relationships were 1,334,200 as of September 30, 2005, compared to 1,330,300 as of September 30, 2004. Total Customer Relationships represent the number of customers who receive one or more of Insight's products (i.e., basic cable, high-speed Internet or telephone) without regard to which product they purchase. Revenue Generating Units ("RGUs"), which represent the sum of basic, digital, high-speed Internet and telephone customers, as of September 30, 2005, increased 9% as compared to September 30, 2004. RGUs by category were as follows (in thousands):


                               September 30, 2005  September 30, 2004
                               ------------------- -------------------
Basic                                     1,271.0             1,283.6
Digital                                     489.9               439.4
High-speed Internet                         439.2               311.5
Telephone                                    80.9                62.8
                               ------------------- -------------------
   Total RGUs                             2,281.0             2,097.3
                               =================== ===================

     Average monthly revenue per basic customer was $73.57 for the three months ended September 30, 2005, compared to $65.08 for the three months ended September 30, 2004. This primarily reflects the continued growth of high-speed Internet and digital product offerings in all markets, as well as basic rate increases. In addition, telephone revenues for the three months ended September 30, 2005, reflect service revenues earned directly from customers, compared to the three months ended September 30, 2004, which reflected revenues billed to Comcast under a previous contractual arrangement that was terminated effective December 31, 2004. Also included in telephone revenue for the three months ended September 30, 2005, is the continued amortization of installation revenue under the previous arrangement with Comcast in the amount of $833,000.
     Programming and other operating costs increased $7.4 million, or 8%. Total programming costs for Insight's video products increased primarily as a result of increases in programming rates offset by a credit of approximately $3.4 million. The credit resulted from favorable resolution of pricing negotiations related to certain prior period programming costs that were accrued at a higher rate than the amount actually paid, as well as $1.7 million for a settlement of disputed claims with a vendor. Other operating costs increased primarily as a result of increases in technical salaries for new and existing employees, in addition to decreased capitalized labor costs due to the continued transition from upgrade and new connect activities to maintenance and reconnect activities. Other operating costs also increased as a result of cost of sales associated with telephone that were previously paid by Comcast, increases in repairs and maintenance costs due to increased repairs on customer premise equipment and increased software maintenance costs and increased property taxes due to a favorable reversal of accrued property taxes recorded for the quarter ended September 30, 2004.
     Selling, general and administrative expenses increased $10.2 million, or 18%, primarily due to increased payroll and payroll related costs, including salary increases for existing employees. Marketing support funds (recorded as a reduction to selling, general and administrative expenses) decreased over the prior year's quarter. Marketing expenses increased over the prior year's quarter to support the continued rollout of high-speed Internet, digital and telephone products, and to maintain the company's core video customer base. A decrease in expenses previously allocated to Comcast, under Insight's prior agreement to manage certain Comcast systems, also contributed to the increase in selling, general and administrative expenses. As this agreement was terminated effective July 31, 2004, the period ended September 30, 2005 does not include any of these expense allocations, and the quarter ended September 30, 2004 includes one month of these expense allocations. Some cost savings have been realized upon termination of the management agreement, and the impact of certain of these savings is reflected in programming and other operating costs. An increase in other miscellaneous selling, general and administrative expenses was partially offset by a decrease in bad debt expense over the prior year's quarter.
     Depreciation and amortization expense increased $4.6 million, or 8%, primarily as a result of additional capital expenditures through September 30, 2005.

     These expenditures were primarily for network extensions, capitalized payroll, telephone equipment and purchases of customer premise equipment, all of which Insight considers necessary in order to continue to maintain and grow its customer base and expand its service offerings. Partially offsetting this increase was a decrease in depreciation expense related to certain assets that have become fully depreciated since September 30, 2004.

     As a result of the factors discussed above, Operating Income before Depreciation and Amortization increased $10.9 million, or 10%.
     Interest expense increased $8.5 million, or 17%, due to higher interest rates, which averaged 8.3% for the three months ended September 30, 2005, as compared to 7.0% for the three months ended September 30, 2004, and an increase in the accreted value of the 12 1/4% Senior Discount Notes.

     Liquidity and Capital Resources

     Insight's business requires cash for operations, debt service, capital expenditures and acquisitions. The cable television business has substantial ongoing capital requirements for the construction, expansion and maintenance of its broadband networks and provision of new services. In the past, expenditures have been made for various purposes, including the upgrade of the existing cable network, and in the future will be made for network extensions, installation of new services, customer premise equipment (e.g., set-top boxes), deployment of new product and service offerings, and, to a lesser extent, network upgrades. Historically, Insight has been able to meet its cash requirements with cash flow from operations, borrowings under its credit facilities and issuances of private and public debt and equity.
     Cash provided by operations for the nine months ended September 30, 2005 and 2004 was $225.0 million and $227.7 million. The decrease was primarily attributable to the timing of cash receipts and payments related to Insight's working capital accounts; the decrease was partially offset by increased operating income and the effect of non-cash items.
     Cash used in investing activities for the nine months ended September 30, 2005 and 2004 was $143.0 million and $130.9 million. The increase primarily was due to capital expenditures for the buildout of Insight's telephone product.
     Cash used in financing activities for the nine months ended September 30, 2005 and 2004 was $64.3 million and $60.8 million. The increase was primarily due to debt issuance costs paid for the refinancing of the Term B loan facility and increased amortization payments of the credit facility in 2005.
     For the nine months ended September 30, 2005 and 2004, Insight spent $144.6 million and $130.9 million in capital expenditures. These expenditures principally constituted telephone equipment, purchases of customer premise equipment, capitalized labor, headend equipment and system upgrades and rebuilds, all of which are necessary to maintain Insight's existing network, grow its customer base and expand its service offerings.

     Free Cash Flow for the nine months ended September 30, 2005 totaled $80.4 million, compared to $96.8 million for the nine months ended September 30, 2004. The decrease was primarily driven by the following:

     -- An $8.1 million use of Free Cash Flow for the nine months ended September 30, 2005 compared to a $13.5 million source for the nine months ended September 30, 2004 from changes in working capital accounts;

     -- A $14.5 million increase in cash interest expense paid primarily driven by an increase in interest rates; and

     --   A $13.7 million increase in capital expenditures.

     The above fluctuations reduced Free Cash Flow by $49.8 million and were largely offset by an increase in operating income before depreciation and amortization of $33.4 million.
     While Insight expects to continue to use Free Cash Flow to repay its indebtedness, as interest rates continue to increase, it expects interest costs will also be higher.
     On July 21, 2005, Insight completed a refinancing of the existing $1.1 billion Term B loan facility under the Insight Midwest Credit Agreement. This refinancing reduced the applicable margins for LIBOR rate borrowings from LIBOR plus 275 basis points to LIBOR plus 200 basis points. The applicable margin will reduce an additional 25 basis points if the Midwest Holdings leverage ratio drops below 2.75. The maximum total leverage ratio covenant was reset from 3.75 to 4.50 on July 1, 2005 with additional step-downs to 4.25 on July 1, 2006 and to 4.00 on July 1, 2007. The facility was also amended to provide certain flexibility to refinance the senior notes at Insight Midwest.

     Use of Operating Income before Depreciation and Amortization and Free Cash Flow

     Insight utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income before Depreciation and Amortization is considered an important indicator of the operational strength of Insight's businesses and is a component of its annual compensation programs. In addition, Insight's debt agreements use Operating Income before Depreciation and Amortization, adjusted for certain non-recurring items, in their leverage and other covenant calculations. Insight also uses this measure to determine how it will allocate resources and capital. Insight's management finds this measure helpful because it captures all of the revenue and ongoing operating expenses of its businesses and therefore provides a means to directly evaluate the ability of the business operations to generate returns and to compare operating capabilities across its businesses. This measure is also used by equity and fixed income research analysts in their reports to investors evaluating Insight's businesses and other companies in the cable television industry. Insight believes Operating Income before Depreciation and Amortization is useful to investors because it enables them to assess its performance in a manner similar to the methods used by Insight's management and provides a measure that can be used to analyze, value and compare companies in the cable television industry, which may have different depreciation and amortization policies.

     A limitation of Operating Income before Depreciation and Amortization, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Insight's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures, investment spending and Free Cash Flow. Management also evaluates the costs of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. Another limitation of Operating Income before Depreciation and Amortization is that it does not reflect income net of interest expense, which is a significant expense for the company because of the substantial debt it has incurred to acquire cable television systems and finance capital expenditures to upgrade its cable network. Management evaluates the impact of interest expense through other measures including interest expense itself, Free Cash Flow, the returns analysis discussed above and debt service covenant ratios under Insight's credit facility.
     Free Cash Flow is net cash provided by operating activities (as defined by accounting principles generally accepted in the United States) less capital expenditures. Free Cash Flow is considered to be an important indicator of Insight's liquidity, including its ability to repay indebtedness. Insight believes Free Cash Flow is useful for investors because it enables them to assess Insight's ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the methods used by Insight's management, and provides a measure that can be used to analyze, value and compare companies in the cable television industry.
     Both Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, Operating Income, Net Income and various cash flow measures (e.g., Net Cash Provided by Operating Activities), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

     Reconciliation of Net Loss to Operating Income before Depreciation and Amortization

     The following table reconciles Net Loss to Operating Income before Depreciation and Amortization. In addition, the table provides the components from Net Loss to Operating Income for purposes of the previous discussions.


                                  Three Months         Nine Months
                               Ended September 30, Ended September 30,
                               ------------------- -------------------
                                  2005      2004     2005      2004
                               --------- --------- --------- ---------
                                           (in thousands)
Net loss                         $7,375    $5,447   $16,445   $19,791
Income tax benefit (provision)     (125)       15      (375)      326
                               --------- --------- --------- ---------
Loss before income taxes          7,250     5,462    16,070    20,117
Minority interest expense        (2,242)   (1,597)   (6,069)     (877)
                               --------- --------- --------- ---------
Loss before minority interest
 and income taxes                 5,008     3,865    10,001    19,240
Other income (expense):
          Other                    (834)     (475)   (1,505)    1,701
          Interest income          (853)     (174)   (1,876)     (423)
          Interest expense       57,773    49,228   168,781   150,165
                               --------- --------- --------- ---------
Total other expense, net         56,086    48,579   165,400   151,443
                               --------- --------- --------- ---------
Operating income                 51,078    44,714   155,399   132,203
Depreciation and amortization    64,930    60,360   190,599   180,381
                               --------- --------- --------- ---------
Operating Income before
 Depreciation and Amortization $116,008  $105,074  $345,998  $312,584
                               ========= ========= ========= =========

     Reconciliation of Net Cash Provided by Operating Activities to Free Cash
Flow

     The following table provides a reconciliation from net cash provided by operating activities to Free Cash Flow. In addition, the table provides the components from net cash provided by operating activities to operating income for purposes of the previous discussions.


                                  Three Months         Nine Months
                              Ended September 30,  Ended September 30,
                              -------------------- -------------------
                                  2005      2004      2005      2004
                              ----------- -------- --------- ---------
                                           (in thousands)
Operating income                 $51,078  $44,714  $155,399  $132,203
     Depreciation and
      amortization                64,930   60,360   190,599   180,381
                              ----------- -------- --------- ---------
Operating Income before
 Depreciation and Amortization   116,008  105,074   345,998   312,584
     Changes in working
      capital accounts(1)        (13,713)   4,083    (8,136)   13,470
     Cash paid for interest      (20,480) (15,778) (112,598)  (98,093)
     Cash paid for taxes             (30)     (46)     (252)     (242)
                              ----------- -------- --------- ---------
Net cash provided by operating
 activities                       81,785   93,333   225,012   227,719
     Capital expenditures        (51,109) (47,308) (144,622) (130,895)
                              ----------- -------- --------- ---------
Free Cash Flow                   $30,676  $46,025   $80,390   $96,824
                              =========== ======== ========= =========


     About Insight Communications

     Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.3 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

     Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight anticipates. Factors that could have a material and adverse impact on actual results include: all of the services offered by Insight face a wide range of competition; Insight has substantial debt and has significant interest payment requirements; there is uncertainty surrounding the potential dissolution of Insight's joint venture with a subsidiary of Comcast Corporation; the terms of Insight Midwest's indebtedness limits Insight's ability to access the cash flow of Insight Midwest's subsidiaries; Insight has a history of net losses; Insight's programming costs are substantial; general business conditions, economic uncertainty or slowdown, and the effects of governmental regulation; and the other risk factors described in Insight's annual report on Form 10-K and other periodic filings. In addition, actual results could differ materially from the forward-looking statements contained in this press release as a result of the timing of the completion of the proposed going private transaction or the impact of such transaction on Insight's operating results, capital resources, profitability, cash requirements, management resources and liquidity. Insight does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

     (1) Changes in working capital accounts are based on the net cash changes in current assets and current liabilities, excluding charges related to interest and taxes and other non-cash expenses.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                         September 30,   December 31,
                                              2005           2004
                                         -------------- --------------
                                           unaudited
Assets
Cash and cash equivalents                     $117,782       $100,144
Investments                                      5,736          5,053
Trade accounts receivable, net of
 allowance for doubtful accounts of
 $1,291 and $1,050 as of September 30,
 2005 and December 31, 2004                     22,629         31,355
Launch funds receivable                            517          2,749
Prepaid expenses and other current assets       19,532         11,343
                                         -------------- --------------
  Total current assets                         166,196        150,644

Fixed assets, net                            1,117,526      1,154,251
Goodwill                                        72,430         72,430
Franchise costs                              2,361,959      2,361,959
Deferred financing costs, net of
 accumulated amortization of $22,894 and
 $18,892 as of September 30, 2005 and
 December 31, 2004                              25,606         27,896
Other non-current assets                         2,053          2,692
                                         -------------- --------------
  Total assets                              $3,745,770     $3,769,872
                                         ============== ==============

Liabilities and stockholders' equity
Accounts payable                               $22,645        $31,886
Accrued expenses and other current
 liabilities                                    37,224         40,838
Accrued property taxes                          12,830         13,049
Accrued programming costs (inclusive of
 $37,743                                        53,478         51,329
and $36,838 due to related parties as of September 30,
 2005 and December 31, 2004)
Deferred revenue                                 5,744          8,996
Interest payable                                48,131         20,643
Debt - current portion                          83,500         83,500
                                         -------------- --------------
  Total current liabilities                    263,552        250,241

Deferred revenue                                 1,835          2,904
Debt                                         2,687,935      2,724,063
Other non-current liabilities                    2,008          1,331

Minority interest                              251,592        245,523

Stockholders' equity:
Preferred stock; $.01 par value;
 100,000,000 shares authorized; no shares
 issued and outstanding as of September
 30, 2005 and December 31, 2004                      -              -
Common stock; $.01 par value:
  Class A - 300,000,000 shares authorized;
   51,841,390 and 50,912,910 shares issued
   and outstanding as of September 30, 2005
   and December 31, 2004                           517            509
  Class B - 100,000,000 shares authorized;
   8,489,454 shares issued and outstanding
   as of June 30, 2005 and December 31,
   2004                                             85             85
Additional paid-in-capital                     828,409        813,853
Accumulated deficit                           (276,715)      (260,270)
Deferred stock compensation                    (13,893)        (8,689)
Accumulated other comprehensive income             445            322
                                         -------------- --------------
  Total stockholders' equity                   538,848        545,810
                                         -------------- --------------
  Total liabilities and stockholders'
   equity                                   $3,745,770     $3,769,872
                                         ============== ==============

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
          (in thousands, except share and per share amounts)


                         Three months ended       Nine months ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Revenue                  $278,986    $250,516    $827,624   $739,910

Operating costs and
 expenses:
  Programming and other
   operating costs
   (exclusive of
   depreciation and
   amortization)
   (inclusive of $39,438
   and $120,114 and
   $37,490 and $110,968
   of programming expense
   incurred through
   related parties for
   the three and nine
   months ended September
   30, 2005 and 2004)      94,872      87,522     287,005     264,277
  Selling, general and
   administrative          68,106      57,920     194,621     163,049
  Depreciation and
   amortization            64,930      60,360     190,599     180,381
                        ---------- ----------- ----------- -----------
Total operating costs
 and expenses             227,908     205,802     672,225     607,707
                        ---------- ----------- ----------- -----------

Operating income           51,078      44,714     155,399     132,203

Other income (expense):
  Interest expense        (57,773)    (49,228)   (168,781)   (150,165)
  Interest income             853         174        1876         423
  Other income (expense)      834         475        1505      (1,701)
                        ---------- ----------- ----------- -----------
Total other expense,
 net                      (56,086)    (48,579)   (165,400)   (151,443)

Loss before minority
 interest and income
 taxes                     (5,008)     (3,865)    (10,001)    (19,240)
Minority interest
 expense                   (2,242)     (1,597)     (6,069)       (877)
                       ----------- ----------- ----------- -----------

Loss before income
 taxes                     (7,250)     (5,462)    (16,070)    (20,117)
Benefit (provision) for
 income taxes                (125)         15        (375)        326
                       ----------- ----------- ----------- -----------
Net loss applicable to
 common stockholders      $(7,375)    $(5,447)   $(16,445)   $(19,791)
                       =========== =========== =========== ===========

Basic and diluted loss
 per share attributable
 to common stockholders     $(.12)      $(.09)      $(.27)      $(.33)
Basic and diluted
 weighted-average
 shares outstanding    60,300,352  59,757,557  59,880,754  59,711,272

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                        FINANCIAL INFORMATION
                            (in thousands)

                                            Q3        Q2        Q3
                                           2005      2005      2004
                                         --------- --------- ---------

Customer Relationships                    1,334.2   1,315.4   1,330.3

Total Average Monthly Revenue per
 Customer                                  $73.57    $73.64    $65.08

Basic Cable
-----------------------------------------
Homes Passed                              2,417.6   2,396.4   2,364.1
Basic Cable Customers                     1,271.0   1,257.2   1,283.6
Basic Cable Penetration                      52.6%     52.5%     54.3%

Cable Revenue                            $148,393  $150,071  $143,918
Average Monthly Cable Revenue per
 Customer                                  $39.13    $39.57    $37.39

High-Speed Internet ("HSI")
-----------------------------------------
HSI Homes Passed                          2,364.6   2,338.7   2,307.5
HSI Customers                               439.2     391.3     311.5
HSI Penetration                              18.6%     16.7%     13.5%

HSI Revenue                               $49,677   $46,318   $33,955
Average Monthly HSI Revenue per Customer $13.10 $12.21 $8.82 Average Monthly HSI Revenue per HSI
 Customer                                  $39.88    $40.68    $38.67

Digital Cable
-----------------------------------------
Digital Universe                          1,222.0   1,210.5   1,234.1
Digital Customers                           489.9     460.8     439.4
Digital Cable Penetration                    40.1%     38.1%     35.6%

Digital Revenue                           $27,300   $27,838   $24,872
Average Monthly Digital Revenue per
 Customer                                   $7.20     $7.34     $6.46
Average Monthly Digital Revenue per
 Digital Customer                          $19.14    $20.18    $19.33

Telephone
-----------------------------------------
Telephone Universe (marketable homes)       801.1     763.7     740.7
Telephone Customers                          80.9      73.5      62.8
Telephone Penetration (to marketable
 homes)                                      10.1%      9.6%      8.5%

Telephone Revenue                          $9,020    $8,387    $3,829
Average Monthly Telephone Revenue per
 Customer                                   $2.38     $2.21      $.99
Average Monthly Telephone Revenue per
 Telephone
Customer                                   $38.96    $39.35        NM

Advertising Revenue
-----------------------------------------
Advertising Revenue                       $18,416   $19,749   $15,725
Average Monthly Advertising Revenue per
 Customer                                   $4.86     $5.21     $4.09

Other Revenue
-----------------------------------------
Other Revenue                             $26,180   $26,948   $28,217
Average Monthly Other Revenue per
 Customer                                   $6.90     $7.10     $7.33

NM = Not Meaningful

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                  NCTA STANDARD REPORTING CATEGORIES
                         CAPITAL EXPENDITURES
                             (unaudited)
                            (in thousands)

Insight Consolidated                      Q3 2005   YTD Q3    2004 FY
-------------------------------------------------- --------- ---------
Customer Premise Equipment                 $30,160  $75,239   $95,311
Scaleable Infrastructure                    3,022    14,450    14,920
Line Extensions                             7,761    18,984    25,168
Upgrade/Rebuild                             4,689    13,954    13,616
Support Capital                             5,477    21,995    25,081
                                          -------- --------- ---------
Total Insight Consolidated                $51,109  $144,622  $174,096
                                          -------- --------- ---------

     CONTACT: Insight Communications
              Corporate Communications:
              Sandy Colony, 917-286-2300